4
Exhibit 3.1

                    Articles of Incorporation
                               of
               Hydro Environmental Resources, Inc.



KNOW ALL MEN BY THESE PRESENTS:


  That we, the undersigned, for the purpose of association to establish a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Articles of Incorporation in writing.

AND WE DO HEREBY CERTIFY:


ARTICLE ONE:   The name of this Corporation is:



               Hydro Environmental Resources, Inc.



Article Two:   The principal office in the State of Nevada is to

  be located at:

               5725 S. Valley View Blvd., Suite 3
                       Las Vegas, NV 89118


  The Resident agent for this Corporation shall be:

                    Chapman & Flanagan, Ltd.,
                 777 N. Rainbow Blvd., Suite 390
                       Las Vegas, NV 89107


  This Corporation may also maintain an office or offices at such other places within or outside the State of Nevada, as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada, the same as in the State of Nevada.



Article Three:      This Corporation may engage in any lawful

  activity.



Article Four:  This Corporation is authorized to issue two

  classes of capital stock, referred to as Common Stock and

  Preferred Stock, each with par value of $0.001 per share. This

  Corporation shall be authorized to issue a maximum of 50,000,000

  (fifty million) shares of Common Stock, and a maximum of

  5,000,000 (five million) shares of Preferred Stock.



  The holders of stock designated "Common Stock" are entitled to one (1) vote for each share held. The Board of Directors may issue the Common Stock from time-to-time.



  The Board of Directors is hereby authorized to provide for the issuance of Preferred Stock in one or more series, and may determine and state the designations, preferences,

  limitations, terms, and rights associated with each series of

  Preferred Stock, without additional shareholder approval.



Article Five:  No Director or Officer of this Corporation shall be liable to this Corporation or its stockholders for any breach of fiduciary duty as Officer or Director of this Corporation.

  This provision shall not affect liability for acts or omissions that involve intentional misconduct, fraud, a knowing violation or law, or the payment of dividends in violation of NRS 78.300.



  All expenses incurred by Officers or Directors in defending a civil or criminal action, suit, or proceeding, must be paid by this Corporation as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction, that he or she did not act in good faith, and in the manner he or she reasonably believed to be or not opposed to the best interests of this Corporation.



  The members of the governing Board shall be styled Directors,

  and the number of Directors shall not be less than one (1)

  pursuant to the terms of NRS 78.115. The names and addresses of the first Board of Directors, which shall consist of five

  (5) members are:

          Jack H. Wynn          5725 S. Valley View Blvd., Suite 3
                                Las Vegas, NV 89118

          Julio P. Focaracci    5725 S. Valley View Blvd., Suite 3
                                Las Vegas, NV 89118

          Drew Sakson           5725 S. Valley View Blvd., Suite 3
                                Las Vegas, NV 89118

          Lane J. Austin        5725 S. Valley View Blvd., Suite 3
                                Las Vegas, NV 89118

          David A. Youngblood   5725 S. Valley View Blvd., Suite 3
                                Las Vegas, NV 89118


  The number of Directors of this Corporation may from time to time be increased or decreased as set forth hereinabove by an amendment to the By-Laws in that regard, and without the

  necessity of amending these Articles of Incorporation.



  The name and address of the incorporator is:

          Daniel G. Chapman     777 N. Rainbow Blvd., Suite 390
                                Las Vegas, NV   89107


Article Six:   The capital stock of this Corporation, after the

  amount of the subscription price has been paid in cash or in kind, shall be and remain non-assessable and shall not be subject to assessment to pay debts of this Corporation.



Article Seven:      This Corporation shall have perpetual

  existence.



Article Eight:      No holder of any shares of this Corporation

  shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of this Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.



Article Nine:  This Corporation shall not be governed by the provisions of NRS 78.411 to 78.444, inclusive.


Executed this 10th day of August, 2001.





                           /s/ Daniel G. Chapman
                           Daniel G. Chapman, Incorporator



                  CERTIFICATE OF ACCEPTANCE OF
                  APPOINTMENT AS RESIDENT AGENT

   In the matter of Hydro Environmental Resources, Inc., I

hereby certify that on the 10th day of August, 2001, I accepted the appointment as Resident Agent of the above-entitled

corporation in accordance with NRS 78.090.

   IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of August, 2001.








                              /s/Daniel G. Chapman
                              Chapman & Flanagan, Ltd.
                              by Daniel G. Chapman, its Secretary